Contravisory Investment Management, Inc.

CODE OF ETHICS

Reviewed March 2010 and August 2012

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all applicable Federal securities laws.   In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.
  Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

2.
  Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

3.
Covered Person means any director/manager, officer, or employee of the Adviser.  A Covered Person also includes any solicitor/consultant, representative or agent retained by the Adviser who (i) makes or participates in the making of investments and/or potential investments for the clients; (ii) obtains information on investments and/or potential investments for clients; or (iii) has knowledge of the investments or potential investments of the clients.

4.	Personal Account means any account in which a Covered Person has any beneficial ownership.

5.	Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)
Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “reportable fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

6.	Restricted Security means any security that (1) a client owns or is in the process of buying or selling; (2) the Adviser is researching, analyzing or considering buying or selling for a client.

7.
Restricted Security List means (1) all securities held in client accounts; (2) all securities under direct consideration for purchase by the Adviser (specifically, securities under consideration in the Adviser’s investment research process, which is typically completed in the first two business days of every month); (3) all private placement securities

8.
Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons: This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account.  A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any Reportable Security transaction in his or her Personal Account.  The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  A request for preclearance must be made by E-mailing a Preclearance Request to the Compliance Officer in advance of the contemplated transaction.  The E-mail request must be sent from the Covered Person’s E-mail account.  The subject field of the e-mail should read: “Preclearance Request: XYZ” (“XYZ” represents the ticker).  The text of the E-mail should read: “I would like to buy/sell X number of shares of XYZ, Acme Corp, at a price of about $ZZ.  This security is not on the Restricted Security List and I certify that I have made fewer than 20 personal trades in the last 30 days”.  Generally, any security appearing on the Restricted Security List will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.
Prohibitions on Trading in Securities on the Restricted Securities List.  A Covered Person shall not execute any personal securities transaction of any kind in any securities on the Restricted Securities List. The Compliance Officer may add or exempt securities from the Restricted Securities List.  The Compliance Officer will notify all covered persons of any additions or exemptions to the Restricted Security List.  Each portfolio manager and analyst shall immediately notify the Compliance Officer of the commencement of any research or consideration of a security.  Securities under consideration for clients, as well as any securities owned by clients are by definition on the Restricted Securities List and therefore prohibited.

4.
Short Sales.  A Covered Person shall not engage in any short sale of a security on the Restricted Security List.  However, short sales of securities that are not on the Restricted Securities List “against the box” are permitted.

5.
Private Placements, Initial Public Offerings and Investment Opportunities of Limited Availability.  A Covered Person shall not acquire any beneficial ownership in ANY securities in any private placement of securities, initial public offerings or an investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

6.
Service on Boards of Directors.  A Covered Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.

7.
Excessive Trading.  The Adviser believes that excessive personal trading by its Covered Persons can raise compliance and conflicts issues.  Accordingly, no Covered Person may engage in more than 20 personal securities transactions during any 30 day period.

8.
Gifts.  Covered Persons are prohibited from accepting any gift greater than $100 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser.  Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if they are not so frequent or of such high value as to raise a question of impropriety.

9.
Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements.  The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(2):

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic investment plan;

3.	Transactions in securities that are not reportable securities; and

4.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

5.	Other transactions that are defined and documented by the Compliance Officer from time to time.

VI.	REPORTING

1.
Duplicate Copies of Broker's Confirmations and Account Statements to Adviser.  All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's account in which any reportable securities are held to supply the Compliance Officer with:

-	duplicate copies of securities trade confirmations (Broker Confirmations) within 10 days after the Covered Person's transaction and

-	the Covered Person's monthly/quarterly/annual brokerage statements.

2.
New Accounts.  Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.
Disclosure of Securities Holdings and Business Activities.  All Covered Persons shall, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the

-
securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.	business activities in which the Covered Person has a significant role, including any service on the board of directors of a company; and

b.	the names of any brokerage firms or banks where the Covered Person in which ANY securities are held.

c.
The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.  Covered Persons shall annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted.

4.
Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

VII.	RECORDKEEPING

The Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.  Documentation regarding violations of the Code will generally include the following elements: a description of what happened, what was done to correct, and what is being done to prevent.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment.  The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

2.
Review of Transactions.  Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis to ensure compliance with this Code of Ethics.  Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.  The President or Chief Operation Officer of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

3.
Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.
Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client.  The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.
ADV Disclosure.  The Compliance Officer shall ensure that the Adviser’s Form ADV 2 describes the Code of Ethics and offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

APPENDIX H
ATTACHMENT C

I.	CODE OF ETHICS

A.	ACKNOWLEDGMENT

I hereby acknowledge receipt of the Contravisory Investment Management, Inc. Code of Ethics and certify that I have read and understand it and agree to abide by it.  I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer.

Date:
(Signature)

(Print Name)